A.C. Simmonds and Sons Inc. 10-Q

Exhibit 10.11

September 5, 2014

A.C. Simmonds & Sons Inc.

3565 King Road, Suite 102

King City, ON

L7B 1M3

Attention: Mr. John Simmonds

RE:	Proposal to acquire all of the outstanding shares of Environmental Waste International Inc. (“EWI”) by A. C. Simmonds & Sons Inc. (“ACS”)

Dear Mr. Simmonds:

We are writing in connection with your expression of interest regarding your proposal to acquire all of the issued and outstanding shares of EWI on the terms substantially set out in the term sheet (the “Term Sheet”) attached hereto as Schedule “A” (the “Transaction”). The completion of the Transaction is subject to a definitive written agreement executed and delivered by ACS and EWI (the “Definitive Agreement”).

In addition, if a Definitive Agreement is entered into by the parties, it is anticipated that the Board of Directors of EWI (the “Board”) will agree (subject to its fiduciary obligations) to support the Transaction and that the Definitive Agreement will provide that the directors and officers of the, Company will commit to tender their shares in EWI in, or otherwise vote in favour of or support, the Transaction.

We hereby agree to provide ACS and its advisors with access to our books, records and management personnel until the expiry of the Exclusivity Period (as hereinafter defined) to complete your confirmatory due diligence of EWI. EWI expects that you will promptly start due diligence with a view to completing your review on or before 5:00 p.m. on October 6, 2014.

ACS hereby agrees to provide EWI and its advisors with access to its books, records and management personnel until the expiry of the Exclusivity Period (as hereinafter defined) to complete our confirmatory due diligence of ACS. EWI expects that we will promptly start due diligence with a view to completing your review on or before 5:00 p.m. on October 6, 2014.

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EWI hereby further agrees that until the earlier of (a) 5:00 p.m. Toronto time on October 6, 2014; (b) the date that the parties enter into a Definitive Agreement; and (c) the date that you notify EWI that you no longer wish to pursue the Transaction (the “Exclusivity Period”), EWI, the Board and its representatives will not directly or indirectly, (i) solicit, initiate, or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal (as defined herein); (ii) participate and/or continue in any discussions or negotiations regarding an Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal; (iii) accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding, understanding or arrangement in respect of an Acquisition Proposal; or (iv) furnish to any other person any information with respect to is businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal; (v) waive, or otherwise forbear in the enforcement of, or enter into or participate in, any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or (vi) otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing. We will provide you immediate notice of any Acquisition Proposal which notice shall include a summary description of the Acquisition Proposal including the name of the person making the offer and the name of the party controlling that offeree, if known by us (the “Notice of Proposal”). The restrictions contained in this paragraph shall not apply if a third party makes an unsolicited Acquisition Proposal to EWI which, in the opinion of the Board, constitutes an Acquisition Proposal which is a Superior Proposal, provided that within 5 days of receiving the Notice of Proposal, ACS has not delivered to EWI a proposal which is equal to or superior to the Superior Proposal noted in the Notice of Proposal.

For the purposes of this letter agreement, “Acquisition Proposal” means any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing more than 25% of the book value of the assets of EWI and its subsidiaries, taken as a whole, any purchase or sale of Common Shares or other securities of EWI or any of its subsidiaries or rights or interest therein or thereto representing more than 25% of the voting power of the share capital of EWI or any of its subsidiaries which hold more than 25% of the book value of the assets of EWI and its subsidiaries, taken as a whole, or similar transactions involving EWI and/or such subsidiaries, excluding the Transaction.

For the purposes of this letter agreement, “Superior Proposal” means a bona fide written Acquisition Proposal: (a) that the independent directors of EWI conclude in good faith, after consultation with financial advisors and outside legal counsel, and taking into account all legal, financial, regulatory and other aspects of the Transaction, is reasonably capable of being completed on a timely basis, (b) in respect of which adequate arrangements no less favourable to EWI than those provided for hereunder have been made to ensure that that funds or other consideration necessary for the consummation of such Acquisition Proposal are available to ensure that the third party will have the funds or other consideration necessary for the consummation of the Acquisition Proposal, (c) that did not result from a breach of the non-solicitation provisions in this letter agreement, (d) that is not subject to any due diligence condition of more than 15 days, and (f) that the independent directors of EWI determine, in their good faith judgment, more favourable, from a financial point of view, to the shareholders of EWI than the Transaction.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

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If we accept a Superior Proposal, EWI will pay ACS a customary cash break-up fee equal to $250,000 as liquidated damages.

During the Exclusivity Period, you agree:

(i)        to promptly complete your due diligence review of EWI;

(ii)       to promptly and diligently work to finalize the structure of the Transaction (take-over bid, plan of arrangement or otherwise);

(iii)      to use reasonable commercial efforts to negotiate a Definitive Agreement giving effect to the Transaction;

(iv)      to ensure that the Chair of the Special Committee of EWI’s Board of Directors is kept apprised of any employment or investment arrangements or other agreements or benefits with any director or senior officer of EWI and to ensure that no such employment or investment arrangements or other agreements or benefits are finalized with any such persons without the prior review by the Chair of the Special Committee;

(v)       to continue to be bound by the terms of the confidentiality agreement between EWI and ACS dated on or about July 29, 2014 (which, for greater certainty, shall include keeping in confidence the existence of this letter agreement and the proposed Transaction unless required to disclose this letter agreement and/or the proposed Transaction as required by law);

(vi)      to not incur any debt or grant any security therefor without the written consent of ACS, such consent not to be unreasonably withheld or delayed (other than the bridge loan from ACS as set out in the Term Sheet); and

(vii)     not to issue any additional stock options.

During the Exclusivity Period, EWI agrees:

(i)        to promptly complete our due diligence review of ACS;

(ii)       to promptly and diligently work to finalize the structure of the Transaction (take-over bid, plan of arrangement or otherwise);

(iii)      to engage a financial advisor to provide EWI with a fairness opinion;

(iv)      subject to the Board’s fiduciary duties and to any matters previously authorized or approved by the Board, to operate EWI in the ordinary course of business consistent with past practice;

(v)       to promptly respond to your reasonable due diligence requests;

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

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(vi)      to use reasonable commercial efforts to negotiate a Definitive Agreement giving effect to the Transaction; and

(vii)     to continue to be bound by the terms of the confidentiality agreement between EWI and ACS dated on or about July 29, 2014 (which, for greater certainty, shall include keeping in confidence the existence of this letter agreement and the proposed Transaction unless required to disclose this letter agreement and/or the proposed Transaction as required by law).

From the date hereof until the earliest of (the “Standstill Period”) (i) the date that is 15 months from the date hereof, (ii) such date, if any, that EWI has entered into or publicly disclosed its intent to enter into a definitive agreement with ACS in respect of the Transaction or with any third party with respect to an Acquisition Proposal, or (iii) such date, if any, that is the fifteenth business day following the date any third party has formally commenced an unsolicited take-over bid for EWI’s securities which has not been publicly rejected by EWI’s Board of Directors, neither ACS nor any of its representatives, associates or affiliates will, in any manner, directly or indirectly:

(a)        make, effect, initiate, cause or participate in: (i) any acquisition of beneficial ownership of any securities of the EWI or any securities of any subsidiary, division or other affiliate of EWI; (ii) any acquisition of any assets of EWI, any assets of any subsidiary, division or other affiliate of EWI; (iii) any tender offer, take-over bid, amalgamation, business combination, arrangement, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving EWI or any subsidiary, division or other affiliate of EWI, or involving any securities or assets of any subsidiary, division or other affiliate of EWI; or (iv) any solicitation of proxies;

(b)        act jointly (or in concert) with any person with respect to the beneficial ownership of any securities of EWI;

(c)        act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of EWI;

(d)        take any action that might require the Target to make a public announcement regarding any of the types of matters set forth in clause (a);

(e)         agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a), (b), (c), or (d);

(f)         assist, advise, induce or encourage any other person to take any action of the type referred to in clauses (a),(b), (c), (d) or (e); or

(g)        enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

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During the Standstill Period, neither EWI nor any of its representatives, associates or affiliates will, in any manner, directly or indirectly:

(a)        make, effect, initiate, cause or participate in: (i) any acquisition of beneficial ownership of any securities of the ACS or any securities of any subsidiary, division or other affiliate of ACS; (ii) any acquisition of any assets of ACS, any assets of any subsidiary, division or other affiliate of ACS; (iii) any tender offer, take-over bid, amalgamation, business combination, arrangement, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving ACS or any subsidiary, division or other affiliate of ACS, or involving any securities or assets of any subsidiary, division or other affiliate of ACS; or (iv) any solicitation of proxies;

(b)        act jointly or in concert) with any person with respect to the beneficial ownership of any securities of ACS;

(c)        act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of ACS;

(d)        take any action that might require the Target to make a public announcement regarding any of the types of matters set forth in clause (a);

(e)         agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses (a), (b), (c), or (d);

(f)         assist, advise, induce or encourage any other person to take any action of the type referred to in clauses (a),(b), (c), (d) or (e); or

(g)        enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing.

The expiration of the Standstill Period shall not terminate or otherwise affect any of the other provisions of this letter agreement.

Notwithstanding the foregoing, EWI may waive the standstill provisions above in whole or in part if the Special Committee of the Board has determined in good faith that it would be in the best interests of EWI and its shareholders to do so or that such a waiver is required in order for the directors of EWI to discharge their fiduciary duty.

EWI shall provide any such audited and unaudited financial statements of EWI as may be required under applicable SEC regulations for inclusion of such statements in ACS’s SEC and other regulatory filings. EWI represents that there are no deficiencies or irregularities in its financial statements that would prevent them from being audited in accordance with GAAP within 60 days of closing.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

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The Definitive Agreement will contain customary indemnification provisions to secure breaches of representations and warranties reasonably satisfactory to the parties and such other terms and provisions as shall be mutually agreed upon between EWI and ACS consistent with the Term Sheet.

If this letter agreement or the Transaction (or any part thereof) is required by law to be disclosed to the public or any governmental entity or regulatory body, each party shall provide the other party with reasonable notice prior to any such disclosure.

Any notice required to be given to us pursuant to this letter agreement may be delivered to ACS, 3565 King Road, Suite 102, King City, Ontario L7B 1M3 Attention: John Simmonds or to EWI at the address noted above and directed only to the Special Committee I East End Avenue, New York, NY 10075 Attention: Emanuel Gerard

No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party provided prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

Whether or not the Transaction contemplated herein is completed, each party shall be responsible for its respective costs and expenses incurred, including all legal, accounting and/or consultant’s fees and expenses.

The foregoing is intended to create binding commitments between EWI and ACS, except for the obligations by you to make an offer to complete the Transaction and any proposed terms of the Definitive Agreement. This letter agreement does not constitute an agreement of EWI or ACS to enter into the Transaction and neither EWI nor ACS shall be obligated to enter into a Definitive Agreement.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

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This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario. If the foregoing is acceptable to you, please execute a copy of this letter agreement where indicated and return the executed copy to Mr. Gerard.

Yours truly,

ENVIRONMENTAL WASTE INTERNATIONAL INC.

Per:	/s/ Emanuel Gerard
Emanuel Gerard, Director and Chair of the Special Committee

Accepted this 5th day of September, 2014.

A.C. SIMMONDS & SONS INC.

Per:	/s/ John Simmonds
John Simmonds, Authorized Signing Officer

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

SCHEDULE “A”

PRIVATE AND CONFIDENTIAL
TERM SHEET
ACQUISITION OF ENVIRONMENTAL WASTE INTERNATIONAL INC.

.

Proposed Transaction:	AC Simmonds and Sons Inc. (“ACS”) will acquire all of the issued and outstanding common shares, (collectively the “Target Shares”) of Environmental Waste International Inc. (“Target”) through the issuance of 1 common share in the capital of ACS (“ACS Shares”) for every 40 Target Shares, representing an aggregate of 3,137,953 ACS Shares. Target acknowledges that the proposed transaction is premised on a Target Share value of $0.25 per share and an ACS common share value of $10 per share.

ACS will also acquire all of the outstanding stock options of the Target for a price equal to the difference between the exercise price of such options and $0.25 per stock option, such amount to be paid in ACS Shares at a deemed issue price of $10 per ACS Share. ACS and Target acknowledge and agree the aggregate acquisition price of the stock options is 99,325 ACS Shares. All Target warrants will be repriced at the same exchange ratio as Target Shares.

ACS, on a commercial best efforts basis, undertakes to list its shares on the NASDAQ national exchange as soon as it meets requirements of such listing. All ACS Shares issued to shareholders of Target will be registered immediately as soon as ACS Shares are listed on NASDAQ.
Transaction Structure:	The Acquisition will be structured as an acquisition via amalgamation between a wholly-owned Ontario subsidiary of ACS and Target. ACS and Target may mutually agree to amend the structure of the Acquisition to another form of transaction should an alternative structure be determined by the parties to be more efficient from a tax, regulatory or commercial perspective.
Private Placement:	At any time prior to closing, the Target may issue up to 20 million common shares in one or more private placements without any affect on the 40-for-1 exchange ratio. All Target Shares issued in the private placement will be exchanged for ACS Shares on the 40-for-1 exchange ratio.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730

Approvals:	The closing of the Transaction will be subject to, among other conditions described herein, the expiration of any relevant waiting period and receipt of all necessary regulatory and corporate approvals and consents required of each party’s respective board of directors or third parties and any regulatory or governmental authorities on terms and conditions satisfactory to ACS and Target, each acting reasonably, including applicable securities law, stock exchange, competition, banking and anti-trust law approvals or waiting periods.
Management Contracts:	ACS will directly enter into management contracts with management, namely Daniel Kaute, Bob MacBean and Steve Kantor of Target on terms to be determined.
Corporate Office:	The Target will relocate its Corporate offices in Ajax as determined acceptable by ACS.

Environmental Waste International Inc.	Tel: 905-686-8689 800-399-2366	www.ewmc.com
360 Frankcom Street, Ajax Ontario, Canada L1S 1R5		Fax: 905-428-8730